Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Green Giant Inc. formerly known as China HGS Real Estate Inc. (the “Company”) on Form S-8, file No. 333-266373 of our report dated January 13, 2022, with respect to our audit of the consolidated financial statements of the Company for the year ended September 30, 2021, which report is included in this Annual Report on Form 10-K of the Company for the year ended September 30, 2022. We were dismissed as auditors on August 3, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in any Registration Statement for any periods after the date of our dismissal.

/s/ Wei, Wei & Co., LLP

Flushing, New York

January 13, 2023